EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated November 20, 2007, with respect to the consolidated financial statements of DARA BioSciences, Inc. in Amendment No. 1 to the Registration Statement (Form S-4) and related Prospectus of Point Therapeutics, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Raleigh, North Carolina

December 13, 2007